EXHIBIT 12

         MINNESOTA MINING AND MANUFACTURING COMPANY AND SUBSIDIARIES

              CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)
                                  (Unaudited)

                             Six Months
                               Ended
                              June 30,   Year    Year    Year    Year   Year
                               1996      1995    1994    1993    1992   1991
EARNINGS                     -------- ------- ------- ------- ------- -------
Income from continuing
  operations before
  income taxes and
  minority interest           $1,229  $2,168  $2,011  $1,851  $1,779  $1,620

Add:
Interest on debt                  32     102      70      39      61      78

Interest component of the
ESOP benefit expense              18      37      39      41      42      44

Portion of rent under
operating leases
representative of the
interest component                24      51      46      44      44      44

Less:
Equity in undistributed
income of 20-50% owned
companies                         --       1       2      --      (1)     (6)
                             -------- ------- ------- ------- ------- -------
TOTAL EARNINGS AVAILABLE
FOR FIXED CHARGES             $1,303  $2,357  $2,164  $1,975  $1,927  $1,792

FIXED CHARGES

Interest on debt                  32     102      70      39      61      78

Interest component of the
ESOP benefit expense              18      37      39      41      42      44

Portion of rent under
operating leases
representative of the
interest component                24      51      46      44      44      44
                               ------  ------  ------  ------  ------  ------
TOTAL FIXED CHARGES             $ 74    $190    $155    $124    $147    $166

RATIO OF EARNINGS TO
FIXED CHARGES                  17.61   12.41   13.96   15.93   13.11   10.80